Exhibit 10.9(i)
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into in Lod on the 3rd day of June, 2004, by and between: TOPSPIN MEDICAL (ISRAEL) LTD., (“Company”), an Israeli company, whose principal place of business address is 2 Yodafat St., North Industrial Zone, Lod, Israel; and Yoav Venkert (I.D 57253007) of 14 Hateena St., Zichron Yaacov, Israel (“Employee”)
WHEREAS Employee wishes to be employed by Company and Company wishes to employ Employee at a Position as defined below, subject to the terms and conditions detailed below in this Agreement; and WHEREAS Employee represents and warrants that he has the qualifications and skills required for the purposes of performing his obligations hereunder and that there is no hindrance — legal, contractual or otherwise — for the execution by him of this Agreement, and he has expressed his wish to be employed with Company in the Position, and; WHEREAS the parties wish to set forth in writing the terms and conditions of Employee’s employment with Company, all as detailed below herein and subject to the terms and conditions contained herein; NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:
1. EMPLOYMENT — GENERAL
1.1. Employment. Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth hereinafter. Employee’s employment according to this Agreement shall commence on July 20th, 2004 (“Effective Date”).
1.2. The Position. The Employee shall be employed as Chief Operations Officer (“Position”) and in such capacity, he shall be subject to the direction and control of the Board of Directors of the Company and its CEO.
1.3. Personal Service Contract. The Parties hereto confirm that this is a personal service contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of Company in respect to any of its other employees or contractors. Except as expressly provided in this Agreement, Employee shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with Company.
1.4. Special Degree of Personal Trust. Employee acknowledges and agrees, that from the perspective of the status, responsibility and terms of employment of Employee, he shall be counted amongst those employees whose functions require a special degree of personal trust, and the conditions and circumstances of whose employment do not facilitate the supervision of their work and rest hours as those expressions are defined in the Hours of Work and Rest Law, 5711-1951 and accordingly the restrictions specified in the aforementioned Law and in the Wage Protection Law shall not apply to his employment. Employee shall not be entitled to demand or receive, inter alia, payment for overtime, as may be required by the Company, and the amount paid to him as a Salary (as defined below), shall also include full compensation for overtime hours and for non competition obligations as specified below.
2. EMPLOYEE’S UNDERTAKINGS. Employee hereby undertakes as follows:
2.1. Carry out of Instructions. To carry out all of the instructions related to his employment in accordance with all the resolutions of Company’s Board of Directors or the instructions of the officers, all as set forth in Section 1.2 above.

2.2. Fidelity. To perform the duties and assignments imposed upon himself in the scope of his employment with Company with devotion, honesty and fidelity, subject to Company’s policy in existence from time to time, and to dedicate to the performance of the said duties all his know-how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to consolidate Company and to advance the affairs and business of Company and the realization of its objectives.
2.3. Conflict of Interest. Employee declares that he is not presently involved, and he undertakes not to become involved in the future, for so long as he is an employee of Company, in any obligations towards any third party whatsoever which entail any form of conflict of interest with his employment with Company.
3. COMPENSATION
3.1. Salary. In consideration for Employee’s obligations under this Agreement, Company shall pay Employee a monthly gross salary of NIS 38,500 (“Salary”).
3.2. Payment. The Salary shall be paid in New Israel Shekels and shall be paid to him by no later than the 9th of the following month. A Review of Employee’s Salary shall take place annually by agreement between the Employee’s and the Board of Directors of the Company or the CEO of the Company. As provided in Section 3.1 above, the Salary includes remuneration for working overtime, on days of rest and in consideration for Employees non competition obligations, and Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. Employee acknowledges that the Salary to which he is entitled constitutes due consideration for him working overtime and for his non-competition obligations towards the Company. The Salary, as mentioned in Section 3.1 hereto, and it alone, shall constitute the sole basis for calculating any of Employee’s rights under any applicable law, and any other benefits provided under this Agreement shall not be deemed as the Salary or any part thereof.
3.3. Statuary Deductions. Company shall make the required statutory deductions from the Salary and from any other amount paid to Employee by Company under this Agreement, including income tax, social security and healthcare tax, and make the appropriate payments on behalf of Employee to the Income Tax Authorities, to the Institute of National Insurance and any other relevant authority.
3.4. Manager’s Insurance Policy. In respect of the term commencing from the beginning of Employee’s employment in the Company, the Company shall contribute funds on behalf the Employee to a Managers Insurance Fund in the name of the Employee and/or a comprehensive financial arrangement at the election of the Employee (“Fund”) and disability insurance for loss of ability to work (“Disability Insurance”) as specified below.
3.4.1. The Company shall allocate to the Fund, an aggregated amount equal to thirteen and a third percent (13.33%) in the following portions; five percent (5%) of each monthly Salary for pension compensation and eight and a third percent (8.33%) of each monthly Salary to severance compensation, which shall be payable to the Employee upon severance whether compensation is required by law or not. The contributions to the Manager’s Insurance policy shall be paid by the Company in lieu of any other legal obligation to make payments on account of severance or pension in respect of Employee’s employment during the Employment Term. Should the provisions made for severance pay not cover the amount owed by the Company to Employee by law, then the Company shall pay Employee the difference, all in accordance with Israeli law. Moreover, the Company will allocate for the purpose of the Disability Insurance a maximum premium of 2.5% of Employee’s monthly Salary. The Company shall deduct from Employee’s monthly Salary an aggregated amount equal to five percent (5%) of Employee’s monthly Salary for the Fund.
3.4.2.     It is hereby agreed, and the parties agree that an agreement providing the same shall be executed between the parties as an appendix to the Employee’s Management Insurance policy, that the Employee shall, in the event of any termination of his employment with the Company (including resignation of Employee), be entitled to receive a transfer of ownership of the policy into his name, or be entitled to redeem the policy, in the full amount thereof, all the premiums in respect thereof, including the severance pay component and the aggregate amount of contributions made by the Company and by the Employee to the pension fund, due until termination having been paid in full.
3.5. Education Fund. In respect of the term commencing from the beginning of Employee’s employment in the Company, the Company shall pay a sum of 7.5% of the Salary and shall deduct 2.5% from the Salary to be paid on behalf of Employee toward a further education fund. The Company shall make all the required payments to the tax authorities with respect to such contribution, if required, on behalf of the Employee, and the income tax liability on such surplus on such an amount shall be deducted from the Employees gross Salary. Use of these funds shall be in accordance with the by-laws of the fund. The Employee hereby grants his consent to such a deduction provided in this section herein. To the extent the Salary exceeds the recognized ceiling for contributions to the education fund that are exempted from taxes under the provisions of applicable law as shall be in effect from time to time (the “Education Study Fund Ceiling”), Employee shall have the option, to be exercised in his sole discretion, to apply the following provisions in connection with the Advanced Study Fund:
3.5.1.     The contributions of Company and Employee shall be calculated based on that portion of the Salary up to, but not exceeding, the Advanced Study Fund Ceiling;
3.5.2.     Employee shall be entitled to an additional monthly gross payment in an amount constituting 7.5% of that portion of the Salary that exceeds the Advanced Study Fund Ceiling (the “Additional Advanced Study Fund Payment”);
3.5.3.     The provisions of Sections 3.5.1 and 3.5.2 above shall apply to the Additional Advanced Study Fund Payment and Employee will bear any and all taxes applicable in connection with the payment by Company and/or the receipt by Employee of the Additional Advanced Study Fund Payment.
3.6. Expenses. The Company will reimburse Employee for any documented, out-of-pocket expenses from time to time properly incurred by Employee in connection with his employment by Company, provided that such expenses have been approved in advance by Company.
3.7. Sick Leave and Recuperation Pay. Employee shall be entitled to sick leave and Recuperation Pay as provided by law.
3.8. Vacation. Employee shall be entitled to annual leave of 24 days. Leave may not be accumulated for over 2 years, unless otherwise mutually agreed between the Company and the employee, and Company shall be entitled to redeem leave at any time.
3.9. Reserve Duty. Employee shall continue to receive the Salary (and Company shall continue to make contributions to the Policy and the education fund) during periods of military reserve duty. Employee hereby assigns and undertakes to pay to Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.
3.10. Options. The Employee shall be entitled to participate in the Company’s approved Employee Stock Option Plan.
3.11. Car. During the term of this agreement Employee shall be entitled to the full time use of a Class III Company vehicle. All the expenses in connection with the maintenance and use of the said car shall be borne and paid by the Company. Employee hereby undertakes to use the car reasonably and properly, as if he owned the car, and to return the car to Company immediately upon the termination of this Agreement. For clarification purposes, the parties agree that Employee shall gross up the value of the benefit to Employee in placing the car at his disposal as aforesaid in the amount of the tax applicable to him in respect of the said benefit. The Employee hereby covenants to pay and to bear any fine regarding parking violation, traffic violation or any other violation, and to bear any expense with respect to any trial or other proceeding thereto.
3.12. Cellular phone. during the term of this agreement Employee shall be entitled to the full time use of a Company cellular phone. All the expenses in connection with the maintenance and use of the said cellular phone shall be borne and paid by the Company, subject to certain conditions and up to certain ceiling that may be decided by the Company from time to time. Employee hereby undertakes to use the cellular phone reasonably and properly, as if he owned the phone, and to return the phone to Company immediately upon the termination of this Agreement. For clarification purposes, the parties agree that Employee shall gross up the value of the benefit to Employee in placing the cellular phone at his disposal as aforesaid in the amount of the tax applicable to him in respect of the said benefit. In case of termination Employee will be entitled to transfer the ownership of the cellular phone from the company to himself.
4. TERM OF AGREEMENT
4.1. Term. This Agreement is entered into for an indefinite period of time.
4.2. Termination by Employee. Employee shall be entitled to terminate this Agreement by giving Company a prior notice, to be delivered to Company, in writing, of 90 (ninety) days in the first year and additional 15 (fifteen) days after the completion of the first year of employment and then after the completion of each additional year of employment, up to a maximum total notice period of 150 (one hundred and fifty) days; It being understood that during such period, Employee shall (subject to the needs of the Company) continue to perform his duties for Company, including the training and initiation of his replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder.
4.3. Termination by Company. Subject to section 1.3 above, the Company shall be entitled to terminate this Agreement, at any time, by giving Employee a prior notice, to be delivered to Employee, in writing, of 90 (ninety) days in the first year and additional 15 (fifteen) days after the completion of the first year of employment and then after the completion of each additional year of employment, up to a maximum total notice period of 150 (one hundred and fifty) days. In such an event Employee shall (subject to the needs of the Company) continue to perform his duties for the Company, including the training and initiation of his replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder. The Company shall be entitled to terminate the actual employment of Employee at any time forthwith, including prior to the notice, and to make a payment to Employee in lieu of the full prior notice as stipulated in this paragraph, Such payment will include, without limitations, all

Social benefits, vacation and the usage of company car.
4.4. Termination For Cause. Notwithstanding the foregoing provisions of this Section 4, Company shall be entitled to terminate this Agreement forthwith, and without prior notice, and Employee shall not be entitled to any severance pay or other compensation whatsoever, in any of the following events: (i) Employee breaches any of his obligations pursuant to this Agreement, including those provided in Sections 5, 6 and 7; (ii) Employee is convicted of a crime or misdemeanor vis-a-vis the Company; (iii) any employee of Company and/or any director thereof, or the Company has tangible evidence that Employee (A) has committed an act of fraud vis-a-vis the Company or its directors or any of its employees, or (B) has embezzled in any way Company moneys, or (C) has, by intentional act or omission, caused damage to Company, or (D) has in a material conflict of interest situation with the Company, acted to advance his own private interests, (iv) in any other event according to any applicable law that entitles an employer not to pay, in whole or in part, severance pay and not to grant prior notice.
5. PROPREITARY INFORMATION
5.1. Proprietary Information. The Employee acknowledge and agrees that he will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company’s product research and development, including without limitation, the Company’s banking investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary; written oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.
Proprietary Information shall be deemed to include any and all preparatory information disclosed by or on behalf of the Company and irrespective of form, but excluding information that (i) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (ii) reflects general skills and experience gained during the Employee’s engagement by the Company or (iii) reflects information and data generally known within the industries or trades in which the Company transacts business.
5.2. Nondisclosure. Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assignees at all times. Both during his engagement by the Company and after its termination. Employee will keep in confidence and trust all Proprietary Information and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company.
5.3. Return of Documents. Upon termination of his employment with the Company, and upon the Company’s request, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company, including but not limited to notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into Employee’s possession or prepared by him in connection with his Employment, and he will not take with him any documents or materials or copies thereof containing any Proprietary Information.
5.4. Third Party Information. Employee recognize that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes at all times. Both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust. He will not trust or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company’s agreement with such third party. Upon termination of his employment with the Company, Employee shall act with respect to such information as set forth in Section 5.3, mutatis mutandis.
5.5. Survival. The Employee’s undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement.
6. DISCLOSURE AND ASSIGNMENT OF INVENTIONS
6.1. Contributions. The Employee understandings that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company, he is expected to make new contributions to and create inventions of value for the Company. Employee agrees to share with the Company all his knowledge and experience.
6.2. Obligation to Keep the Company Informed. From and after the date he first became associated with the Company; Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company’s business or current or anticipated research and development, whether or not patentable, copyrightable or protactible as trade secretes, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others during the period of his employment, whether or not in the course of his employment (“Inventions”).
6.3. Ownership. All Inventions that (a) are or were developed, whole or in part on Company’s time or with the use of any equipment, supplies, facilities or trade secrets of the Company, (b) result directly from any work performed by him for the Company, or (c) relate to the Company’s business or current or anticipated research and development, are and will be the sole and exclusive property of the Company (“Company Invention”).
6.4. Assignment of Inventions. The Employee hereby irrevocably transfers and assigns and will transfer and assign in the future to the Company (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) any and all “Moral Rights” (as defined below) that he may have in or with respect to any Company Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Company Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights of paternity any right to claim authorship of any Invention and all right, title and interest worldwide in such Inventions and in all intellectual property rights based upon such Inventions. To object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention whether or not such would be prejudicial to his honor or reputation and any similar right, existing under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “Moral Right”.
6.5. Assistance in Obtaining Patents and other Legal Protections. The Employee agrees to assist the Company to obtain for the Company and enforce patents, copyrights, mask work rights and other legal protections for the Company’s Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employees obligation under this Section 6.5 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. The Employee hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.
7. NON — COMPETITION
7.1. Non Competition. The Employee agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 24 months following termination of his employment for whatever reason, directly or indirectly as owner, partner, joint venturer, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in activities competing with products or services offered by the Company; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not exceed at any one time, one percent of any class of stock or securities of such company, so long as Employee has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.
7.2. No Solicitation. Employee agrees and undertakes that during the period of his employment and for a period of 24 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ in any activity that competes with Company’s activities, products or services offered by the Company, any key employee employed by the Company or retained by the Company as a consultant on the date of such termination or during the preceding twelve months. Employee agrees that during the period of his Employment with the Company and for 24 months thereafter, he will not solicit or encourage or cause others to solicit or encourage any key employees of the Company to terminate their employment with the Company.
7.3. Severability. If any one or more of the terms contained in this Section 7 shall, for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.
8. MISCELLANEOUS
8.1. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.
8.2. Assignments. Employee may not assign or transfer any right, claim or obligation provided herein. The Company may assign or transfer any right, claim or obligation provided herein, provided that any right of the Employee under this Agreement shall not be diminished.
8.3. Notices. The addresses of the parties for the purposes of this Agreement shall be as specified in the preamble hereto and/or any other address as notified by either party to the other from time to time.
8.4. Construction. Words in the masculine gender shall include the feminine and vice versa.
8.5. Entire Agreement. This Agreement contains the entire understanding of the parties. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof.

8.6. Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by the parties.
IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written:

/s/ Erez Golan /s/ Eyal Kolka	/s/ Yoav Venkert
TOPSPIN MEDICAL (ISRAEL) LTD.	EMPLOYEE

By: Erez Golan & Eyal Kolka
Title: CEO & CFO